Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2011 RESULTS

●	Earnings per diluted share for first quarter 2011 of $0.56, up 37% over 2010
●	Quarterly premium revenues of $1.1 billion, up 12% over 2010
●	Quarterly operating income of $31 million, up 53% over 2010
●	Aggregate membership up 11% over 2010

Long Beach, California (April 18, 2011) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the first quarter ended March 31, 2011.

Net income for the quarter was $17.4 million, or $0.56 per diluted share, compared with net income of $10.6 million, or $0.41 per diluted share, for the quarter ended March 31, 2010.

“I am pleased with our first quarter results,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “We remain profitable in our core markets and continue to grow our enrollment.  Our expansion into the Dallas-Fort Worth Star+Plus program will allow us to demonstrate once again the value of the high quality health care services we offer.”

Guidance

The Company reaffirms its earnings per diluted share guidance for fiscal year 2011 of $2.20.  Although the Company's first quarter financial performance was strong, budgets in every state in which the Company operates its health plans are in deficit and are likely to remain so through state fiscal year 2012.  Given this uncertainty in the rate environment, any adjustment to our guidance is unwarranted at this time.

Overview of Financial Results

First Quarter 2011 Compared with Fourth Quarter 2010

Net income in the first quarter of 2011 of $17.4 million was consistent with net income in the fourth quarter of 2010 of $17.6 million.  Medical care costs as a percentage of premium revenue (the medical care ratio, or MCR) was 84.5% in the first quarter of 2011 compared with 82.7% in the fourth quarter of 2010.  Sequential medical care costs trends were as follows:

●	Pharmacy costs on a per member per month, or PMPM, basis increased approximately 7% in the first quarter of 2011 from the fourth quarter of 2010.
●	Capitation costs dropped approximately 13% PMPM due to the transition of members in Michigan and Washington into fee-for-service networks.

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MOH Reports First Quarter 2011 Results

April 18, 2011

●
Fee-for-service costs increased approximately 8% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.  Fee-for-service and capitation costs combined increased approximately 4% PMPM.

First Quarter 2011 Compared with First Quarter 2010

Health Plans Segment

Premium revenue grew 12% in the first quarter of 2011 compared with the first quarter of 2010, due to a membership increase of 11%.  Consolidated premium revenue increased by approximately 1% on a PMPM basis.  Medicare enrollment exceeded 24,000 members at March 31, 2011, and Medicare premium revenue for the quarter was $85.4 million compared with $50.3 million in the first quarter of 2010.

The medical care ratio decreased to 84.5% in the first quarter of 2011 compared with 85.3% for the same period of 2010.  Total medical care costs increased less than 1% PMPM, while medical care costs for the Company’s Medicaid membership decreased by approximately 2% PMPM.

●	Pharmacy costs (adjusted for the state’s retention of the pharmacy benefit in Ohio effective February 1, 2010) increased approximately 5% PMPM.
●	Capitation costs decreased approximately 15% PMPM, primarily due to the transition of members in Michigan and Washington into fee-for-service networks.
●
Fee-for-service costs increased approximately 4% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.  Fee-for-service and capitation costs combined increased less than 1% PMPM.

●	Hospital admissions per thousand members per year decreased approximately 7% in the first quarter of 2011 when compared with the first quarter of 2010.
●	Pharmacy utilization was essentially flat, with the increase in costs being driven by higher costs per prescription.

The medical care ratio of the California health plan decreased to 84.3% in the first quarter of 2011 from 86.8% in the first quarter of 2010, as higher premium revenue PMPM more than offset an increase of approximately 27% in pharmacy costs and an increase of approximately 5% in fee-for-service costs.

The medical care ratio of the Florida health plan increased to 96.6% in the first quarter of 2011 from 88.7% in the first quarter of 2010, primarily due to higher fee-for-service and capitation costs, which more than offset lower pharmacy costs.  The Company has undertaken a number of measures – focused on both utilization and unit cost reductions – to improve the profitability of the Florida health plan.  The Florida health plan’s medical care ratio decreased from 100.2% in the fourth quarter of 2010.

The medical care ratio of the Michigan health plan increased to 81.2% in the first quarter of 2011 from 80.8% in the first quarter of 2010, as higher physician and outpatient facility fee-for-service costs and higher pharmacy costs more than offset lower capitation costs.

The medical care ratio of the Missouri health plan increased to 93.6% in the first quarter of 2011 from 83.5% in the first quarter of 2010 due to higher fee-for-service costs.

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MOH Reports First Quarter 2011 Results

April 18, 2011

The medical care ratio of the New Mexico health plan increased to 82.8% in the first quarter of 2011 from 77.4% in the first quarter of 2010, as lower fee-for-service costs failed to offset the impact of a premium rate decrease of approximately 8.5% PMPM.

The medical care ratio of the Ohio health plan decreased to 74.6% in the first quarter of 2011 from 79.1% in the first quarter of 2010, due to an increase in Medicaid premium PMPM of approximately 4.5% effective January 1, 2011, and flat fee-for-service costs.

The medical care ratio of the Texas health plan increased to 91.1% in the first quarter of 2011 from 82.5% in the first quarter of 2010.  Effective February 1, 2011, the Company added approximately 30,000 aged, blind or disabled, or ABD, Medicaid members in the Dallas-Fort Worth area, and effective September 1, 2010, the Company added approximately 54,000 members state-wide who are covered under the Children’s Health Insurance Program, or CHIP.

The medical care ratio of the Utah health plan decreased to 79.3% in the first quarter of 2011 from 105.0% in the first quarter of 2010, primarily due to reduced fee-for-service costs in the outpatient facility and physician categories and an increase in Medicaid premium PMPM of approximately 7% effective July 1, 2010.  Lower fee-for-service costs were the result of both lower unit costs and lower utilization.

The medical care ratio of the Washington health plan decreased to 86.6% in the first quarter of 2011 from 90.3% in the first quarter of 2010.  Lower capitation costs more than offset higher fee-for-service and higher pharmacy costs.  Pharmacy costs for the Washington health plan’s Medicaid members grew approximately 22% PMPM.

The medical care ratio of the Wisconsin health plan (acquired September 1, 2010) was 118.1% in the first quarter of 2011.  The Wisconsin health plan recorded a premium deficiency reserve of $3.35 million in the first quarter of 2011.  Absent that premium deficiency reserve, the Wisconsin health plan’s medical care ratio would have been approximately 98% for the first quarter of 2011.

Days in medical claims and benefits payable were as follows:

(Dollars in thousands)	March 31, 2011	Dec. 31, 2010	March 31, 2010
Days in claims payable – fee-for-service	41 days	42 days	44 days
Number of claims in inventory at end of period	185,300	143,600	153,700
Billed charges of claims in inventory at end of period	$250,600	$218,900	$194,000

Consolidated Expenses

General and administrative expenses, or G&A, were $94.4 million, or 8.4% of total revenue, for the first quarter of 2011 compared with $78.9 million, or 8.2% of total revenue, for the first quarter of 2010.

Premium tax expense decreased to 3.4% of premium revenue in the first quarter of 2011 from 3.6% in the first quarter of 2010.

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MOH Reports First Quarter 2011 Results

April 18, 2011

Depreciation and amortization expense related to the Company’s Health Plans segment is all recorded in “Depreciation and Amortization” in the Company’s consolidated statements of income.  Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the Company’s consolidated statements of income as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization in “Depreciation and Amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of service revenue; and
●	Depreciation is recorded as cost of service revenue.

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of income, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue, and reconciles that amount to the condensed consolidated statements of cash flows.

	Three Months Ended March 31,
	2011		2010
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Depreciation and amortization	$12,667	1.1%	$10,061	1.0%
Amortization recorded as reduction of service revenue	2,186	0.2	–	–
Depreciation recorded as cost of service revenue	3,241	0.3	–	–
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$18,094	1.6%	$10,061	1.0%

Interest expense was $3.6 million for the first quarter of 2011 compared with $3.4 million in the first quarter of 2010.

Income tax expense was recorded at an effective rate of 37.2% in the first quarter of 2011 compared with 38.0% in the first quarter of 2010.

Molina Medicaid Solutions Segment

Performance of Molina Medicaid Solutions for the quarter ended March 31, 2011, was as follows:

(In thousands)
Service revenue before amortization	$38,860
Amortization of contract backlog recorded as contra-service revenue	(2,186)
Service revenue	36,674

Cost of service revenue	31,221
General and administrative costs	2,477
Amortization of customer relationships intangibles	1,282
Operating income	$1,694

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MOH Reports First Quarter 2011 Results

April 18, 2011

Cash Flow

Cash provided by operating activities was $82.4 million in 2011 compared with cash used in operating activities of $26.5 million for 2010.  Deferred revenue, which was a use of operating cash totaling $90.7 million in 2010, was a source of operating cash totaling $84.2 million in 2011.

At March 31, 2011, the Company had cash and investments of $870.8 million, and the parent company had cash and investments of $25.6 million.

Reconciliation of Non-GAAP to GAAP Financial Measures

EBITDA (1)

(In thousands)	Three Months Ended March 31,
	2011	2010
Operating income	$31,300	$20,438
Add back:
Depreciation and amortization reported in the condensed consolidated statements of cash flows	18,094	10,061
EBITDA	$49,394	$30,499

(1)
The Company calculates EBITDA consistently on a quarterly and annual basis by adding back depreciation and amortization to operating income.  EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in its industry.

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern time on Monday, April 18, 2011.  The number to call for the interactive teleconference is (212) 271-4657.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Monday, April 18, 2011, through 6:00 p.m. on Tuesday, April 19, 2011, by dialing (800) 633-8284 and entering confirmation number 21517922.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Molina’s licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.6 million members, and the Company’s subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

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MOH Reports First Quarter 2011 Results

April 18, 2011

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

●
uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate, the effect of various implementing regulations, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

●	management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations;
●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to grow our revenues consistent with our expectations;

●	the accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees;
●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
●	the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine and Idaho;
●	additional administrative costs and the potential payment of additional amounts to providers and/or the state by Molina Medicaid Solutions as a result of MMIS implementation issues in Idaho;
●	government audits and reviews, including the audit of our Medicare plans by CMS;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

●	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●	the favorable resolution of litigation or arbitration matters;
●	restrictions and covenants in our credit facility;
●	the relatively small number of states in which we operate health plans;
●	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
●	a state’s failure to renew its federal Medicaid waiver;
●	an inadvertent unauthorized disclosure of protected health information;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward‐looking statements in this release represent our judgment as of April 18, 2011, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended March 31,
	2011	2010
Revenue:
Premium revenue	$1,081,438	$965,220
Service revenue	36,674	–
Investment income	1,594	1,521
Total operating revenue	1,119,706	966,741

Expenses:
Medical care costs	913,532	822,816
Cost of service revenue	31,221	–
General and administrative expenses	94,436	78,880
Premium tax expenses	36,550	34,546
Depreciation and amortization	12,667	10,061
Total expenses	1,088,406	946,303
Operating income	31,300	20,438
Interest expense	(3,603)	(3,357)

Income before income taxes	27,697	17,081
Income tax expense	10,309	6,491
Net income	$17,388	$10,590

Net income per share:
Basic	$0.57	$0.41
Diluted	$0.56	$0.41

Weighted average number of common shares and potentially dilutive common shares outstanding	30,838	25,837

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	82.2%	83.2%
Ratio of medical care costs not paid directly to providers to premium revenue	2.3	2.1
Medical care ratio (1)	84.5%	85.3%
General and administrative expense ratio (2)	8.4%	8.2%
Premium tax ratio (1)	3.4%	3.6%
Effective tax rate	37.2%	38.0%

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(2)	Computed as a percentage of total operating revenue.

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	March 31, 2011	Dec. 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$463,792	$455,886
Investments	337,514	295,375
Receivables	170,418	168,190
Deferred income taxes	15,395	15,716
Prepaid expenses and other current assets	28,608	22,772
Total current assets	1,015,727	957,939
Property and equipment, net	107,757	100,537
Deferred contract costs	37,891	28,444
Intangible assets, net	98,048	105,500
Goodwill and indefinite-lived intangible assets	212,484	212,228
Investments	20,187	20,449
Restricted investments	49,307	42,100
Receivable for ceded life and annuity contracts	24,155	24,649
Other assets	17,598	17,368
	$1,583,154	$1,509,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$351,382	$354,356
Accounts payable and accrued liabilities	113,697	137,930
Deferred revenue	143,273	60,086
Income taxes payable	7,746	13,176
Total current liabilities	616,098	565,548
Long-term debt	165,354	164,014
Deferred income taxes	17,462	16,235
Liability for ceded life and annuity contracts	24,155	24,649
Other long-term liabilities	19,580	19,711
Total liabilities	842,649	790,157

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 30,552 shares at March 31, 2011, and 30,309 shares at December 31, 2010	31	30
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	255,803	251,627
Accumulated other comprehensive loss	(2,309)	(2,192)
Retained earnings	486,980	469,592
Total stockholders’ equity	740,505	719,057
	$1,583,154	$1,509,214

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income	$17,388	$10,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,094	10,061
Deferred income taxes	1,619	3,094
Stock-based compensation	4,064	2,136
Non-cash interest on convertible senior notes	1,340	1,243
Amortization of deferred financing costs	503	344
Unrealized gain on trading securities	−	(540)
Loss on rights agreement	−	493
Tax deficiency from employee stock compensation	(264)	(353)
Changes in operating assets and liabilities:
Receivables	(2,168)	8,054
Prepaid expenses and other current assets	(8,142)	(668)
Medical claims and benefits payable	(2,974)	11,657
Accounts payable and accrued liabilities	(25,796)	15,134
Deferred revenue	84,172	(90,664)
Income taxes	(5,430)	2,935
Net cash provided by (used in) operating activities	82,406	(26,484)

Investing activities:
Purchases of property and equipment	(14,941)	(5,976)
Purchases of investments	(104,984)	(49,439)
Sales and maturities of investments	62,919	53,226
Net cash paid in business combinations	(3,253)	(2,430)
Increase in deferred contract costs	(9,635)	−
Increase in restricted investments	(7,207)	(656)
Change in other long-term assets and liabilities	(937)	426
Net cash used in investing activities	(78,038)	(4,849)

Financing activities:
Proceeds from employee stock plans	2,462	−
Excess tax benefits from employee stock compensation	1,076	113
Net cash provided by financing activities	3,538	113
Net increase (decrease) in cash and cash equivalents	7,906	(31,220)
Cash and cash equivalents at beginning of period	455,886	469,501
Cash and cash equivalents at end of period	$463,792	$438,281

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	March 31, 2011	Dec. 31, 2010	March 31, 2010
California	347,000	344,000	353,000
Florida	66,000	61,000	52,000
Michigan	225,000	227,000	226,000
Missouri	82,000	81,000	78,000
New Mexico	90,000	91,000	92,000
Ohio	248,000	245,000	228,000
Texas	128,000	94,000	40,000
Utah	80,000	79,000	75,000
Washington	341,000	355,000	338,000
Wisconsin (1)	40,000	36,000	−
	1,647,000	1,613,000	1,482,000

Total Ending Membership By State for the Medicare Advantage Plans (1):
California	5,300	4,900	2,700
Florida	600	500	300
Michigan	6,700	6,300	4,200
New Mexico	700	600	600
Ohio	400	−	−
Texas	600	700	500
Utah	6,700	8,900	7,100
Washington	3,300	2,600	1,600
	24,300	24,500	17,000

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	14,100	13,900	13,400
Florida	10,300	10,000	8,900
Michigan	32,000	31,700	32,700
New Mexico	5,600	5,700	5,800
Ohio	28,200	28,200	26,700
Texas	51,200	19,000	18,100
Utah	8,200	8,000	7,900
Washington	4,300	4,000	3,500
Wisconsin (1)	1,700	1,700	−
	155,600	122,200	117,000

(1)
The Company acquired the Wisconsin health plan on September 1, 2010.  As of March 31, 2011, the Wisconsin health plan had approximately 2,400 Medicare Advantage members that are ceded 100% under a reinsurance contract with a third party; these members are not included in the membership tables herein.

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

	Three Months Ended March 31, 2011
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense
California	1,041	$134,976	$129.63	$113,737	$109.24	84.3%	$1,902
Florida	192	49,222	256.63	47,568	248.01	96.6	17
Michigan	678	164,760	243.06	133,728	197.28	81.2	9,846
Missouri	245	55,166	225.33	51,608	210.79	93.6	–
New Mexico	271	84,606	311.93	70,038	258.21	82.8	1,965
Ohio	737	230,340	312.68	171,752	233.15	74.6	17,775
Texas	349	80,811	231.49	73,615	210.88	91.1	1,340
Utah	236	67,935	287.77	53,839	228.06	79.3	–
Washington	1,034	195,272	188.81	169,116	163.52	86.6	3,642
Wisconsin (2)	120	16,417	137.25	19,380	162.02	118.1	–
Other (3)	−	1,933	–	9,151	–	–	63
	4,903	$1,081,438	$220.58	$913,532	$186.34	84.5%	$36,550

	Three Months Ended March 31, 2010
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense
California	1,062	$123,910	$116.67	$107,561	$101.28	86.8%	$1,628
Florida	154	39,088	253.45	34,687	224.91	88.7	6
Michigan	675	155,345	230.13	125,449	185.85	80.8	9,939
Missouri	234	52,143	223.01	43,516	186.11	83.5	–
New Mexico	280	95,598	341.02	74,015	264.03	77.4	2,004
Ohio	673	218,363	324.35	172,625	256.41	79.1	17,005
Texas	121	39,200	324.08	32,331	267.29	82.5	681
Utah	221	58,540	265.51	61,460	278.76	105.0	–
Washington	1,007	181,054	179.84	163,510	162.42	90.3	3,262
Wisconsin (2)	−	−	−	−	−	−	−
Other (3)	−	1,979	–	7,662	–	–	21
	4,427	$965,220	$218.04	$822,816	$185.87	85.3%	$34,546

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company acquired the Wisconsin health plan on September 1, 2010.
(3)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$655,884	$133.78	71.8%	$566,879	$128.06	68.9%
Capitation	128,682	26.25	14.1	137,132	30.98	16.7
Pharmacy	91,576	18.68	10.0	90,071	20.35	10.9
Other	37,390	7.63	4.1	28,734	6.48	3.5
	$913,532	$186.34	100.0%	$822,816	$185.87	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	March 31, 2011	Dec. 31, 2010	March 31, 2010
Fee-for-service claims incurred but not paid (IBNP)	$273,378	$275,259	$260,456
Capitation payable	43,738	49,598	42,461
Pharmacy payable	16,953	14,649	16,196
Other	17,313	14,850	6,660
	$351,382	$354,356	$325,773

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MOH Reports First Quarter 2011 Results

April 18, 2011

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Three Months Ended		Year Ended
	March 31, 2011	March 31, 2010	Dec. 31, 2010
Balances at beginning of period	$354,356	$315,316	$315,316
Balance of acquired subsidiary	–	–	3,228
Components of medical care costs related to:
Current period	957,909	861,271	3,420,235
Prior periods	(44,377)	(38,455)	(49,378)
Total medical care costs	913,532	822,816	3,370,857
Payments for medical care costs related to:
Current period	646,428	581,389	3,085,388
Prior periods	270,078	230,970	249,657
Total paid	916,506	812,359	3,335,045
Balances at end of period	$351,382	$325,773	$354,356

Benefit from prior period as a percentage of:
Balance at beginning of period	12.5%	12.1%	15.7%
Premium revenue	4.1%	4.0%	1.2%
Total medical care costs	4.9%	4.7%	1.5%

Claims Data:
Days in claims payable, fee-for-service	41	44	42
Number of members at end of period	1,647,000	1,482,000	1,613,000
Number of claims in inventory at end of period	185,300	153,700	143,600
Billed charges of claims in inventory at end of period	$250,600	$194,000	$218,900
Claims in inventory per member at end of period	0.11	0.10	0.09
Billed charges of claims in inventory per member at end of period	$152.16	$130.90	$135.71
Number of claims received during the period	4,342,200	3,493,300	14,554,800
Billed charges of claims receivedduring the period	$3,386,600	$2,760,500	$11,686,100

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